 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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GRAFTECH INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

NATHAN MILIKOWSKY
DANIEL MILIKOWSKY
NM GTI INVESTMENTS LLC
DANIEL MILIKOWSKY FAMILY HOLDINGS, LLC
THE DANIEL AND SHARON MILIKOWSKY FAMILY FOUNDATION, INC.
THE REBECCA AND NATHAN MILIKOWSKY FAMILY FOUNDATION
KAREN FINERMAN
DAVID R. JARDINI

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NATHAN MILIKOWSKY
DANIEL MILIKOWSKY
NM GTI INVESTMENTS LLC
DANIEL MILIKOWSKY FAMILY HOLDINGS, LLC
THE DANIEL AND SHARON MILIKOWSKY FAMILY FOUNDATION, INC.
THE REBECCA AND NATHAN MILIKOWSKY FAMILY FOUNDATION
KAREN FINERMAN
DAVID R. JARDINI

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“SAVE GRAFTECH” SENDS LETTER TO GRAFTECH INTERNATIONAL SHAREHOLDERS

Files Definitive Proxy Materials with Securities and Exchange Commission

NEW YORK, April 16, 2014 – Save GrafTech, an investor group led by Nathan Milikowsky, a holder of over 15 million shares of GrafTech International Ltd., or over 11.2% of the common stock, announced today that it sent a letter to GrafTech’s shareholders outlining the experience and qualifications of Save GrafTech’s three highly qualified, independent director nominees: Karen Finerman, David Jardini and Nathan Milikowsky. The letter urges shareholders to support Save GrafTech’s nominees, who have the skills and experience to fix GrafTech’s problems, and reject GrafTech’s long-serving incumbent directors: Mary Cranston (14 years on Board), Ferrell McClean (12 years on Board) and Steven Shawley (4 years on Board).

On April 15, 2014, Save GrafTech filed definitive proxy materials with the Securities and Exchange Commission in connection with GrafTech’s 2014 Annual Meeting of Shareholders.

Included below is the full text of the letter to GrafTech’s shareholders:

April 16, 2014

Dear Fellow GrafTech Shareholder:

I am writing today on behalf of an investor group called “Save GrafTech” that has nominated three highly qualified independent candidates for election to the GrafTech International Ltd. Board of Directors at the Annual Meeting on May 15, 2014. I own over 15 million GrafTech shares, or over 11.2%, of the common stock1, and am a former GrafTech Director with over 30 years of experience in the steel industry.

In 2010, GrafTech acquired two businesses from me – C/G Electrodes and Seadrift Coke – and I joined GrafTech’s Board. After serving on the Board for approximately a year and watching the Company’s value steadily decline, I began to ask tough questions of management and, after making a concerted effort to replace the CEO, I was not nominated to stand for re-election at the 2013 Annual Meeting.2

GrafTech’s proxy materials include numerous false allegations about my conduct as a director. To be clear, I unconditionally deny the false allegations made by the Company, which has yet to provide me or shareholders with any evidence to substantiate any of their claims. While the current Board is wasting shareholder funds to make personal attacks against me and members of my family, my motivation for seeking Board representation for our nominees is not personal. As GrafTech’s largest non-institutional shareholder, I want to see the Company succeed over the long term, and my focus remains on reconstituting the Board with directors who have the industry experience and skills necessary to fix GrafTech’s significant problems and create meaningful shareholder value.

GrafTech’s chronic underperformance has, in my opinion, resulted primarily from poor management and lack of Board oversight. The nominees put forward by Save GrafTech have a unique understanding of GrafTech’s operations and challenges as well as its extraordinary potential. Because we believe in this potential, we are asking for your support at this year’s Annual Meeting. Save GrafTech is committed to working with GrafTech’s newly appointed CEO to implement strategies and organizational changes to unlock and protect value for all shareholders.

[1]	Together with my family, I own approximately 11.2% of GrafTech’s common stock. Together with other former shareholders of C/G Electrodes and Seadrift, I also hold $200 million of GrafTech’s $536 million debt as a subordinated note.

[2]	The circumstances surrounding the end of my Board service are detailed in the Save GrafTech proxy statement available at www.sec.gov and in a New York Times article entitled, “Behind Staid Steel, a Percolating Boardroom Drama” that was published on January 23, 2014.
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Why is Save GrafTech Seeking Board Change?

Under its current Board of Directors, GrafTech has suffered from continuing strategic, operational and governance issues that we believe have significantly impacted performance and led to prolonged shareholder value destruction.

➢	GrafTech is the world’s oldest high-quality graphite electrode producer, and while demand for its core product steadily grows, GrafTech’s graphite electrode sales volume continues to decline. Over the past 10 years, GrafTech has produced a total shareholder return (“TSR”) of negative 15%, underperforming its peers by over 200%.

In January, after Save GrafTech threatened to launch a proxy contest, GrafTech suddenly announced CEO Craig Shular’s immediate retirement – a change I had advocated while serving as a Director and one that GrafTech’s Board vigorously resisted. In fact, in an effort to protect Mr. Shular as CEO, in 2012 GrafTech’s Board formed a Special Committee to investigate an alleged leak of confidential information and, in doing so, labeled Mr. Shular and certain other executives “whistleblowers” who could not be terminated for any reason for a period of time. While we are pleased that Joel Hawthorne finally did replace Mr. Shular after a decade of chronic underperformance and enormous destruction of shareholder value, a management change is only the first step in the fundamental turnaround necessary to revitalize GrafTech.

The Company is asking you to re-elect several long-serving incumbent directors who, in my view, do not understand the electrode business, have failed to adapt to the realities of modern manufacturing and are deeply entrenched and close-minded. I believe the only way to effect real change at GrafTech is to reconstitute the Board with highly qualified, independent directors who will bring relevant experience and fresh ideas to the table and hold management truly accountable to shareholders.

GrafTech’s Chronic Underperformance

GrafTech has great people, great plants, and a heritage in the carbon and graphite industries unmatched by competitors. Further, GrafTech is the only maker of graphite electrodes that is backward-integrated into needle coke, the key raw material for high-quality graphite electrode production. This allows GrafTech to internalize raw material profit margins that all of its competitors must surrender to GrafTech or other needle coke suppliers.

Despite these competitive advantages, GrafTech has dramatically underperformed its peers over the past decade, has watched its market share erode, and suffers from a severely depressed market capitalization. Over the past 10 years, on a total return basis, indices of GrafTech’s peer group and steel mini-mills have risen 197% and 343%, respectively. GrafTech’s TSR has been negative 15% over the same period under the current Board’s oversight.

This significant decline in TSR is even more pronounced in contrast to the concurrent increase in electric arc furnace (“EAF”) steel production globally over the same period. As shown in the chart below, while GrafTech’s shipments have steadily declined, steel production worldwide has continued to increase. Moreover, leading indicators for steel production are continuing to improve as the recovery of U.S. non-residential construction accelerates and demand in Europe begins to stabilize. Despite these positive macro trends, GrafTech’s TSR and market share have consistently moved in the wrong direction.

The trend in GrafTech’s market capitalization has been similarly alarming, dropping from $2.9 billion in November 2010, when it acquired C/G Electrodes and Seadrift from me for approximately $850 million, to only $1.5 billion today.

The Current Board of GrafTech Has Failed Shareholders

Poor leadership is at the heart of GrafTech’s disappointing performance. The Board and management failed to take timely steps needed to alter GrafTech’s downward trajectory as sales declined, operations suffered, and customer relationships eroded. We believe the primary causes of GrafTech’s chronic underperformance are deficiencies in strategy and operations and a failed Board culture that has tolerated severe and prolonged underperformance.

➢	Improper Commercial Strategy. GrafTech’s Board and senior management have failed to grasp the essential commodity nature of the high-quality graphite electrode market and have gone to market with a disastrous “price leadership” strategy.

➢	Inefficient Overhead. GrafTech maintains a bloated and inefficient overhead structure, with multiple layers of redundant authority that weigh on decision-making, agility and, ultimately, profitability.

➢	Excessive Inventory. GrafTech’s inventory has grown dramatically as the Company has lost market share and revenue has declined. Not only does this excess inventory increase interest costs, it places a significant drag on the efficiency of the Company.

➢	Seadrift Failures. By not consistently running Seadrift to capacity, GrafTech has failed to capitalize on the unique competitive advantage of owning the second largest needle coke producer in the world. We believe this under-utilization represents a huge missed opportunity, which may have cost the Company $15 million per year in EBITDA.

➢	Broken Company Culture. We believe employees are marginalized, demoralized and improperly incentivized by a hierarchical structure that has raised costs, curbed initiative and distanced senior management from core business operations and customers.

The Company’s “Rationalization Plan” announced in October 2013 and Craig Shular’s sudden and unexpected “retirement” in January 2014 – which was announced shortly after Save GrafTech began its public campaign – are reactive and inadequate responses to prolonged, serious operational and strategic deficiencies. While the Company’s plan may produce limited short-term savings, it does not address the fundamental flaw of GrafTech: the failure to adopt a modern manufacturing culture. GrafTech can do better than shut down a few plants in emerging markets. Save GrafTech’s nominees will change GrafTech’s overall approach and transform it into a streamlined manufacturer, mirroring GrafTech’s core customers, steel minimills.

The Call to “Save GrafTech” Is Urgent – Visit www.SaveGrafTech.com

“Save GrafTech” is not simply a slogan. We believe the numerous failures of GrafTech’s management and Board have hurt shareholder value, placed the Company’s future at risk, and warrant dramatic and meaningful change.

We encourage all GrafTech shareholders to visit www.SaveGrafTech.com and review the detailed presentation we have developed that analyzes GrafTech’s track record of severe underperformance and outlines our recommendations to create sustainable, long-term shareholder value.

Save GrafTech’s Nominees Are Committed to Creating Shareholder Value

The Save GrafTech nominees have industry and other relevant experience, a shareholder orientation, and a firm commitment to work with CEO Joel Hawthorne to identify and implement value-creating initiatives for the benefit of all GrafTech shareholders. Our director nominees are:

•	Karen L. Finerman: Redefining Corporate Communication. Ms. Finerman is CEO of Metropolitan Capital Advisors, a New York-based investment management firm that she co-founded in 1992. Prior to this, she was the Lead Research Analyst for the Risk Arbitrage department at DLJ Securities Corp. Ms. Finerman is also a permanent panelist on CNBC’s Fast Money.

•	David Jardini: Instilling Operational Excellence. Mr. Jardini co-founded C/G Electrodes with Nathan Milikowsky in 2003 and served as its President until it was sold to GrafTech in November 2010. He played a key role in the enormous value creation at C/G Electrodes before its sale to GrafTech. Mr. Jardini is currently the chairman of Black Diamond Investments LP. He is also President of American Gas Lamp Works LLC, a private manufacturer of gas lamps. Mr. Jardini has over 15 years of experience in the steel and graphite electrode businesses and a proven track record of creating value.

•	Nathan Milikowsky: Reestablishing Shareholder Accountability. Mr. Milikowsky served as a director of GrafTech from late 2010 until May 2013 when he was ousted from the Board. He was previously President of Seadrift Coke and Chairman and CEO of C/G Electrodes, which he formed in 2003. In that year, he led a group that purchased the closed St. Mary’s, PA plant of the bankrupt predecessor and restarted the production of UHP graphite electrodes. Mr. Milikowsky had been involved in steel trading starting in 1969. In 1979, he acquired ownership of three manufacturing businesses which produced corrugated metal decking for the construction business, 55 gallon steel drums, and five gallon steel pails. After achieving significant growth, these companies were sold from 1991 to 1995.

Unlike GrafTech’s current Board, which does not have any independent directors with experience in either the steel or graphite industry, Save GrafTech’s nominees have the industry experience and skills necessary to help fix GrafTech’s problems and create meaningful shareholder value.

We strongly believe the action we are taking is essential to protect and grow value for all shareholders. Without a cultural change in the Boardroom, we do not believe that GrafTech will be able to implement the strategic and organizational changes needed to create value for shareholders.

Why Is A Proxy Contest Necessary?

We have tried in good faith to resolve our differences with GrafTech’s Board and reach a settlement that would enable the Company to avoid the distraction of a proxy contest at this critical time. Despite many concessions on our part, GrafTech’s Board would not accept any of the reasonable settlements we offered. In fact, their latest rejection clearly betrayed the Board’s lack of confidence in the “findings” of its own Special Committee investigation, which was the pretext for excluding me from continuing to serve as a director in 2013.

While Save GrafTech proposed an objective assessment of the allegations of the GrafTech Board (as outlined in the Company’s proxy statement) through a simple process that would take only approximately two weeks to complete, the current Board instead demanded an elaborate litigation-like exercise that would take a minimum of two years to complete and would waste substantial shareholder funds. Reinvestigating the same purported leak through an unnecessarily involved judicial or arbitration process, as GrafTech now demands, is a transparent stall tactic designed to create a significant delay to my rejoining the Board. If the GrafTech Board believed its personal attacks against me were true, why wouldn’t they allow an independent law firm to review the results of the Special Committee’s investigation, as we suggested in our settlement proposal?

Is this response consistent with a Board that is serious about working constructively to find common ground or is it the behavior of an entrenched Board that puts its own interests before that of the Company and its shareholders? We believe it is the latter. Accordingly, our only alternative is to put Board representation to a shareholder vote.

We urge you to read Save GrafTech’s proxy statement and detailed presentation available at www.sec.gov and www.SaveGrafTech.com. We also urge you to review our nominees’ credentials and compare them to those of the three directors we propose to replace, who have served on GrafTech’s Board for a combined 30 years, have no relevant steel industry experience outside of their tenure on GrafTech’s Board, and have overseen massive destruction of shareholder value.

x	Mary Cranston (14 years on Board), a retired lawyer with no relevant industry experience and a history of launching smear campaigns against those she perceives as obstacles or threats[3]

x	Ferrell McClean (12 years on Board), a retired investment banker with no experience in the steel or graphite industries

x	Steven Shawley (4 years on Board), a retired finance executive with no experience in the steel or graphite industries

Finally, we urge you to ask: How would GrafTech not benefit from adding our three highly qualified nominees to provide minority representation on GrafTech’s seven-member Board?

As directors, our nominees would know the right questions to ask and would have the strength, independence and economic incentive to ask them. As the largest non-institutional shareholder of GrafTech, I have far more “skin in the game” than any existing director. In contrast, GrafTech’s proposed slate of seven nominees owns a total of only 583,432 shares, representing a nominal 0.43% of total shares outstanding. More than half of these shares are owned by Joel Hawthorne.

We believe many GrafTech shareholders share our frustrations with the Company’s poor business performance, failure to generate any shareholder return over 10 years, lack of Board oversight and a failed

[3]	In 2002, while serving as Chair of the law firm Pillsbury Winthrop Shaw Pittman, Mary Cranston issued a press release defaming a former partner of the firm, a move that was detailed in numerous articles including: www.theconglomerate.org/2006/01/mary_cranston_r.html.

Board culture. If you agree, send that message to GrafTech by completing, signing, dating and returning the enclosed BLUE proxy card.

VOTE FOR THE NOMINEES WHO WILL SERVE YOUR INTERESTS

YOUR VOTE IS IMPORTANT – VOTE THE BLUE PROXY CARD TODAY!

Save GrafTech is committed to serving the interests of all shareholders. We believe that GrafTech has enormous potential, but is in dire need of improved leadership and oversight on the Board. Save GrafTech’s director nominees are prepared to work collaboratively with the incumbent directors and take the necessary steps to regain market share and generate sustainable shareholder value.

We urge you to vote your BLUE proxy card FOR Save GrafTech’s director nominees today.

Sincerely,

/s/ Nathan Milikowsky

Nathan Milikowsky

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the BLUE proxy card, or need additional assistance, please contact the firm assisting us in the proxy solicitation:

D.F. King & Co., Inc.
Shareholders Call Toll-Free: (800) 628-8532
Banks and Brokers Call Collect: (212) 269-5550
Email: savegraftech@dfking.com

IMPORTANT
We urge you NOT to sign any WHITE proxy card sent to you by GRAFTECH

Media:

George Sard/Renée Soto/Jared Levy

Sard Verbinnen & Co

(212) 687-8080

Important information

On April 15, 2014 Nathan Milikowsky, Daniel Milikowsky, NM GTI Investments LLC, The Daniel Milikowsky Family Holdings, LLC, The Daniel and Sharon Milikowsky Family Foundation, Inc., and The Rebecca and Nathan Milikowsky Family Foundation (collectively, “Save GrafTech”) filed with the Securities and Exchange Commission (the “SEC”) and began distributing to the stockholders of GrafTech International, Ltd. (the “Company”) a definitive proxy statement and form of proxy (the “Proxy Statement”) in connection with the Company’s 2014 annual meeting of stockholders. SAVE GRAFTECH STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO CAREFULLY REVIEW THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE SAVE GRAFTECH’S PARTICIPANTS IN SUCH PROXY SOLICITATION. SAVE GRAFTECH’S PROXY STATEMENT, AS FILED, AND ANY FURTHER AMENDMENTS, SUPPLEMENTS OR OTHER RELEVANT PROXY SOLICITATION DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV, or by CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS: BANKS AND BROKERS CALL COLLECT: (212) 269-5550 AND ALL OTHERS, INCLUDING SHAREHOLDERS, CALL TOLL-FREE: (800) 628-8532.